Exhibit 10.14

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) by and between William R. Benz (“Consultant”) and EnergySolutions, Inc. (the “Company”) (collectively referred to as the “Parties”), is entered into as of June 19, 2012, to be effective on the date Consultant incurs a “Separation From Service” (as defined in the Separation Agreement between the Parties, dated as of June 10, 2012 (the “Separation Agreement”)) pursuant to the terms of the Separation Agreement (the actual date of such Separation From Service, the “Effective Date”).

RECITALS

WHEREAS, Consultant’s employment will be terminated pursuant to the Separation Agreement; and

WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance its business; and

WHEREAS, the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement;

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.             Consulting Services.

(a)           Capacity.  During the term of this Agreement, Consultant will render consulting services related to his specialized areas of knowledge, experience and expertise (including, but not limited to, assisting with the transition of the new executive officers of the Company, meeting with Company clients and customers, and such other services as may be requested by the Company from time to time).  Consultant’s contact for coordination of the provision of such services hereunder will be David J. Lockwood, or such other individual as designated by the Company (the “Contact”).  Consultant will have no authority to bind the Company or any of its subsidiaries or affiliates, nor to act on their behalf, nor to make decisions for the Company or any of its subsidiaries or affiliates.  The Company, being ultimately interested only in the results of Consultant’s performance of the services set forth in this Agreement, will give only broad direction to Consultant; provided that such direction is clear and adequate relative to the services to be performed.  Consultant will determine the method, details and means of performing the services contemplated by this Agreement.  Consultant will make himself available in any event to provide consulting services hereunder as requested by the Company from time to time; provided that the level of bona fide services Consultant performs for the Company following the Effective Date will permanently decrease to no more than 20% of the average level of bona fide services Consultant performed during the 36-month period preceding the Effective Date (or such shorter period as Consultant was employed by the Company).

(b)           Term and Operation.  This Agreement will commence on the Effective Date.  Consultant may terminate this Agreement at any time upon giving 30 days written notice to the Company.  The Company may terminate this Agreement at any time upon giving written notice to Consultant.  Notwithstanding the foregoing, this Agreement will terminate automatically upon the death of Consultant.

(c)           Compensation.  In consideration of Consultant’s performance of the consulting services, during the term of this Agreement, the Company will pay Consultant $700 per hour for each hour of consulting services provided to the Company.  Consultant will submit an invoice to the Company at the end of each calendar month during the term of this Agreement, which invoice may be submitted by electronic or other means to the attention of the Contact.  The invoice will specify the number of hours worked during such calendar month.  The Company will pay Consultant within 30 days after receipt of each invoice.

(d)           Reimbursement of Expenses.  Upon reasonable documentation of expenses from Consultant, the Company will reimburse Consultant in accordance with the Company’s expense reimbursement policies for all reasonable business expenses incurred by Consultant in the performance of Consultant’s services under this Agreement.  Notwithstanding the foregoing, all significant expenses (i.e., any expense in excess of $5,000) to be incurred by Consultant in connection with this Agreement will require the prior written approval of the Contact.

(e)           Ownership of Work Product.  Consultant hereby assigns exclusively to the Company the ownership of all work product prepared or provided by Consultant to the Company or otherwise generated as a result of Consultant’s provision of consulting services hereunder, along with all intellectual property rights (including, without limitation, all copyrights) related thereto.

(f)            Nonexclusivity.  The Company acknowledges that Consultant’s services hereunder will be provided by Consultant on a nonexclusive basis, and that Consultant may engage in any other business activities as long as such activities do not interfere with or seek to harm the operations of the Company or any of its subsidiaries or affiliates or interfere with Consultant’s obligations to the Company under this Agreement or any other agreement with the Company (including, but not limited to, the Separation Agreement).

2.             Prior Agreement Restrictive Covenants.  Consultant warrants and represents that he has complied, and by this Agreement agrees that he will continue to comply, with all the terms of the Separation Agreement.  The Parties agree and acknowledge that this Agreement supplements the Separation Agreement to the extent set forth herein and that in all other respects the Separation Agreement remains in full force and effect.  Consultant further acknowledges and agrees that the restrictive covenant provisions set forth in the Separation Agreement (including, without limitation, the general release of claims attached thereto) remain in full force and effect to the fullest extent provided therein.

3.             Independent Contractor.  Consultant warrants that, during the term of this Agreement, Consultant will at all times be and remain an independent contractor, and Consultant will not be considered the agent, partner, principal, employee or servant of the Company or any of its subsidiaries or affiliates.  Consultant will be free to exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company.  Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be treated as an employee of the Company or any of its subsidiaries or affiliates for purposes of federal, state, local or foreign income or other tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Workers’ Compensation law of any state or country (or subdivision thereof), or for purposes of benefits provided to employees of the Company or any of its subsidiaries or affiliates under any employee benefit plan, program, policy or arrangement (including, without limitation, vacation, holiday and sick leave benefits, insurance coverage and retirement benefits).  Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant, and to provide his workers’ compensation insurance and any other coverage required by law.  Consultant further acknowledges that this Agreement is not intended to have any impact on any retirement, insurance, healthcare or other benefits provided to Consultant in connection with his prior employment with the Company.  Consultant will at all times indemnify, hold harmless and defend the Company for all liabilities, losses, damages, costs (including legal costs and other professional fees on an indemnity basis) and expenses of whatsoever nature incurred or suffered by the Company or any of its subsidiaries or affiliates arising from Consultant’s performance of or breach of Consultant’s obligations or warranties under this Agreement, including, without limitation: (a) any income taxes or other taxes due on amounts paid to or on behalf of Consultant by the Company, or any other required remittances to any governmental entities, agencies or programs (including, without limitation, any interest, penalties or gross-ups thereon) arising in respect of Consultant for which the Company or any subsidiary or affiliate of the Company is called upon to account to the relevant taxing authority; (b) any liability for any employment-related claim or any claim based on worker status brought by Consultant against the Company or any subsidiary or affiliate of the Company arising out of or in connection with Consultant’s provision of services pursuant to this Agreement; and (c) any breach by Consultant of Consultant’s obligations under this Agreement resulting in a successful claim by a third party.  Consultant hereby acknowledges that Consultant will have no recourse against the Company (or any of its directors, officers, personnel, representatives, agents, successors, subsidiaries or affiliates) for any such liability, loss, damage, cost or expense.

4.             Survival.  Section 2 hereof and the applicable portions of Section 3 hereof (relating to Consultant’s liability for and indemnification of the Company with respect to tax and other liabilities) will survive and continue in full force in accordance with the terms thereof, notwithstanding any termination of this Agreement.

5.             Severability.  The Parties agree that if any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

6.             Entire Agreement; Amendment.  Except as otherwise set forth herein, this Agreement represents the entire agreement and understanding between Consultant and the Company concerning the specific subject matter of this Agreement and supersedes and replaces any and all prior agreements and understandings between Consultant and the Company concerning the specific subject matter of this Agreement.  Any modification or amendment of this Agreement, or additional obligation assumed in connection with this Agreement, will be effective only if placed in writing and signed by both Parties or by authorized representatives of each of the Parties.

7.             Captions; Drafter Protection.  This Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Agreement.  It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Agreement.

8.             Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

9.             Binding Effect; Assignment.  Neither this Agreement, nor any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the prior written consent of the Parties, except that the Company may assign this Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Consultant.

10.           No Reliance.  Consultant acknowledges and agrees that he has not relied upon any advice whatsoever from the Company as to any provision of this Agreement, including, but not limited to, the taxability, whether pursuant to federal, state, local or foreign income tax statutes or regulations, or otherwise, of the payments made, action taken, or consideration transferred hereunder and that Consultant will be solely liable for all tax obligations arising therefrom.

11.           Governing Law.  This Agreement will be governed by and construed and enforced according to the laws of the State of Utah, without regard to conflict of laws principles thereof.  The Parties agree that the state and federal courts located in the State of Utah will have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the Parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

12.           No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

13.           Warranties.  Consultant warrants that he will not deliver or disclose to the Company information which infringes any property right of any third party relating to proprietary or trade secret information or copyrights.  Consultant warrants that he is not a party to any other existing agreement which would prevent him from entering into this Agreement or which would adversely affect this Agreement, and agrees that he will not, during the term of this Agreement, enter into any such agreement.

14.           Confidentiality.  Consultant agrees to maintain absolute confidentiality of the terms of this Agreement, the services performed by Consultant hereunder and the information, reports and other work product produced by, or made available to, Consultant in connection herewith.

15.           Voluntary Execution.  Consultant acknowledges that he is executing this Agreement voluntarily and of his own free will.  Consultant further acknowledges that he has read, fully understands and intends to be bound by the terms of this Agreement, and has had an opportunity to carefully review it with his attorney prior to executing it or warrants that he has chosen not to have his attorney review this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

ENERGYSOLUTIONS, INC.

By:	/s/ David J. Lockwood
David J. Lockwood
President & CEO

CONSULTANT

By:	/s/ William R. Benz
William R. Benz